Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated October 9, 2020, except Note 13 which is as of February 1, 2021, relating to the consolidated financial statements of Augmedix, Inc. and Subsidiaries. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

February 1, 2021